Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
As independent registered public accountants, we consent to the incorporation by reference of our report dated June 29, 2009 relating to the financial statements of The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, as of December 31, 2008 and 2007 and the year ended December 31, 2008 and supplemental schedule for the year ended December 31, 2008 included in this Registration Statement on Form S-8 of Independent Bank Corp.
/s/ Caturano and Company, P.C.
Boston, Massachusetts
April 16, 2010